Exhibit 10.1

Martin Marietta Nonqualified Deferred Cash

Compensation Plan

IMPORTANT NOTE

This document has not been approved by the Department of Labor, Internal Revenue Service or any other governmental entity. An adopting Employer must determine whether the Plan is subject to the Federal securities laws and the securities laws of the various states. An adopting Employer may not rely on this document to ensure any particular tax consequences or to ensure that the Plan is “unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” under Title I of the Employee Retirement Income Security Act of 1974, as amended, with respect to the Employer’s particular situation. Fidelity Employer Services Company, its affiliates and employees cannot provide you with legal advice in connection with the execution of this document. This document should be reviewed by the Employer’s attorney prior to execution.

Table of Contents

Preamble		1

Article 1 - General		1-1

1.1.	Plan	1-1

1.2.	Effective Dates	1-1

1.3.	Amounts Not Subject to Code Section 409A	1-1

Article 2 - Definitions		2-1

2.1.	Account	2-1

2.2.	Administrator	2-1

2.3.	Adoption Agreement	2-1

2.4.	Beneficiary	2-1

2.5.	Board or Board of Directors	2-1

2.6.	Bonus	2-1

2.7.	Change in Control	2-1

2.8.	Code	2-1

2.9.	Compensation	2-1

2.10.	Director	2-2

2.11.	Disability	2-2

2.12.	Eligible Employee	2-2

2.13.	Employer	2-2

2.14.	ERISA	2-2

2.15.	Identification Date	2-2

2.16.	Key Employee	2-2

2.17.	Participant	2-2

2.18.	Plan	2-2

Martin Marietta Nonqualified Deferred Cash Compensation Plan	TOC-i

2.19.	Plan Sponsor	2-2

2.20.	Plan Year	2-2

2.21.	Related Employer	2-3

2.22.	Retirement	2-3

2.23.	Separation from Service	2-3

2.24.	Unforeseeable Emergency	2-4

2.25.	Valuation Date	2-4

2.26.	Years of Service	2-4

Article 3 - Participation		3-1

3.1.	Participation	3-1

3.2.	Termination of Participation	3-1

Article 4 - Participant Elections		4-1

4.1.	Deferral Election	4-1

4.2.	Amount of Deferral	4-1

4.3.	Timing of Election to Defer	4-1

4.4.	Election of Payment Schedule and Form of Payment	4-2

Article 5 - Employer Contributions		5-1

5.1.	Matching Contributions	5-1

5.2.	Other Contributions	5-1

Article 6 - Accounts and Credits		6-1

6.1.	Establishment of Account	6-1

6.2.	Credits to Account	6-1

Article 7 - Investment of Contributions		7-1

7.1.	Investment Options	7-1

7.2.	Adjustment of Accounts	7-1

Martin Marietta Nonqualified Deferred Cash Compensation Plan	TOC-ii

Article 8 - Right to Benefits		8-1

8.1.	Vesting	8-1

8.2.	Death	8-1

8.3.	Disability	8-1

Article 9 - Distribution of Benefits		9-1

9.1.	Amount of Benefits	9-1

9.2.	Method and Timing of Distributions	9-1

9.3.	Unforeseeable Emergency	9-1

9.4.	Payment Election Overrides	9-2

9.5.	Cashouts of Amounts Not Exceeding Stated Limit	9-2

9.6.	Required Delay in Payment to Key Employees

9.7.	Change in Control	9-2

9.8.	Permissible Delays in Payment	9-3

9.9.	Permitted Acceleration of Payment	9-3

Article 10 - Amendment and Termination		10-1

10.1.	Amendment by Plan Sponsor	10-1

10.2.	Plan Termination Following Change in Control or Corporate Dissolution	10-1

10.3.	Other Plan Terminations	10-1

Article 11 - The Trust		11-1

11.1.	Establishment of Trust	11-1

11.2.	Rabbi Trust	11-1

11.3.	Investment of Trust Funds	11-1

Article 12 - Plan Administration		12-1

12.1.	Powers and Responsibilities of the Administrator	12-1

12.2.	Claims and Review Procedures	12-2

12.3.	Plan Administrative Costs	12-3

Martin Marietta Nonqualified Deferred Cash Compensation Plan	TOC-iii

Article 13 - Miscellaneous		13-1

13.1.	Unsecured General Creditor of the Employer	13-1

13.2.	Employer’s Liability	13-1

13.3.	Limitation of Rights	13-1

13.4.	Anti-Assignment	13-1

13.5.	Facility of Payment	13-2

13.6.	Notices	13-2

13.7.	Tax Withholding	13-2

13.8.	Indemnification	13-3

13.9.	Successors	13-4

13.10.	Disclaimer	13-4

13.11.	Governing Law	13-4

Martin Marietta Nonqualified Deferred Cash Compensation Plan	TOC-iv

Preamble

The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, or an “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended, or a combination of both. The Plan is further intended to conform with the requirements of Internal Revenue Code Section 409A and the final regulations issued thereunder and shall be interpreted, implemented and administered in a manner consistent therewith.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Preamble

Article 1 - General

1.1.	Plan

The Plan will be referred to by the name specified in the Adoption Agreement.

1.2.	Effective Dates

(a)	Original Effective Date. The Original Effective Date is the date as of which the Plan was initially adopted.

(b)

Amendment Effective Date. The Amendment Effective Date is the date specified in the Adoption Agreement as of which the Plan is amended and restated. Except to the extent otherwise provided herein or in the Adoption Agreement, the Plan shall apply to amounts deferred and benefit payments made on or after the Amendment Effective Date.

(c)

Special Effective Date. A Special Effective Date may apply to any given provision if so specified in Appendix A of the Adoption Agreement. A Special Effective Date will control over the Original Effective Date or Amendment Effective Date, whichever is applicable, with respect to such provision of the Plan.

1.3.	Amounts Not Subject to Code Section 409A

Except as otherwise indicated by the Plan Sponsor in Section 1.01 of the Adoption Agreement, amounts deferred before January 1, 2005 that are earned and vested on December 31, 2004 will be separately accounted for and administered in accordance with the terms of the Plan as in effect on December 31, 2004.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 1-1

Article 2 - Definitions

Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1.	Account

“Account” means an account established for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains, losses or distributions included thereon. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant or to the Participant’s Beneficiary pursuant to the Plan.

2.2.	Administrator

“Administrator” means the person or persons designated by the Plan Sponsor in Section 1.05 of the Adoption Agreement to be responsible for the administration of the Plan. If no Administrator is designated in the Adoption Agreement, the Administrator is the Plan Sponsor.

2.3.	Adoption Agreement

“Adoption Agreement” means the agreement adopted by the Plan Sponsor that establishes the Plan.

2.4.	Beneficiary

“Beneficiary” means the persons, trusts, estates or other entities entitled under Section 8.2 to receive benefits under the Plan upon the death of a Participant.

2.5.	Board or Board of Directors

“Board” or “Board of Directors” means the Board of Directors of the Plan Sponsor.

2.6.	Bonus

“Bonus” means an amount of incentive remuneration payable by the Employer to a Participant.

2.7.	Change in Control

“Change in Control” means the occurrence of an event involving the Plan Sponsor that is described in Section 9.7.

2.8.	Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.9.	Compensation

“Compensation” has the meaning specified in Section 3.01 of the Adoption Agreement.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 2-1

2.10.	Director

“Director” means a non-employee member of the Board.

2.11.	Disability

“Disability” means any physical or mental impairment that would qualify a Participant for disability benefits under the standards of the long-term disability plan maintained by the Employer or under the Federal social security system, as determined by the Administrator.

2.12.	Eligible Employee

“Eligible Employee” means an employee of the Employer who satisfies the requirements in Section 2.01 of the Adoption Agreement.

2.13.	Employer

“Employer” means the Plan Sponsor and any other entity which is authorized by the Plan Sponsor to participate in and, in fact, does adopt the Plan.

2.14.	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.15.	Identification Date

“Identification Date” means the date as of which Key Employees are determined which is specified in Section 1.06 of the Adoption Agreement.

2.16.	Key Employee

“Key Employee” means an employee who satisfies the conditions set forth in Section 9.6.

2.17.	Participant

“Participant” means an Eligible Employee who commences participation in the Plan in accordance with Article 3.

2.18.	Plan

“Plan” means the unfunded plan of deferred compensation set forth herein, including the Adoption Agreement and any trust agreement, as adopted by the Plan Sponsor and as amended from time to time.

2.19.	Plan Sponsor

“Plan Sponsor” means the entity identified in Section 1.03 of the Adoption Agreement or any successor by merger, consolidation or otherwise.

2.20.	Plan Year

“Plan Year” means the period identified in Section 1.02 of the Adoption Agreement.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 2-2

2.21.	Related Employer

“Related Employer” means the Employer and (a) any corporation that is a member of a controlled group of corporations as defined in Code Section 414(b) that includes the Employer and (b) any trade or business that is under common control as defined in Code Section 414(c) that includes the Employer.

2.22.	Retirement

“Retirement” has the meaning specified in 6.01(f) of the Adoption Agreement.

2.23.	Separation from Service

“Separation from Service” means the date that the Participant qualifies for disability benefits under the standards of the long-term disability plan maintained by the Employer, dies, retires or otherwise has a termination of employment with respect to all entities comprising the Related Employer. A Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or such longer period during which the Participant’s right to re-employment is provided by statute or contract. If the period of leave exceeds six months and the Participant’s right to re-employment is not provided either by statute or contract, a Separation from Service will be deemed to have occurred on the first day following the six-month period. If the period of leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where the impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29 month period of absence may be substituted for the six month period.

Whether a termination of employment has occurred is based on whether the facts and circumstances indicate that the Related Employer and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services to the Related Employer if the employee has been providing services to the Related Employer for less than 36 months).

An independent contractor is considered to have experienced a Separation from Service with the Related Employer upon the expiration of the contract (or, in the case of more than one contract, all contracts) under which services are performed for the Related Employer if the expiration constitutes a good-faith and complete termination of the contractual relationship.

If a Participant provides services as both an employee and an independent contractor of the Related Employer, the Participant must separate from service both as an employee and as an independent contractor to be treated as having incurred a Separation from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services in both capacities.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 2-3

If a Participant provides services both as an employee and as a member of the Board of Directors of a corporate Related Employer (or an analogous position with respect to a noncorporate Related Employer), the services provided as a Director are not taken into account in determining whether the Participant has incurred a Separation from Service as an employee for purposes of a nonqualified deferred compensation plan in which the Participant participates as an employee that is not aggregated under Code Section 409A with any plan in which the Participant participates as a Director.

If a Participant provides services both as an employee and as a member of the Board of Directors of a corporate related Employer (or an analogous position with respect to a noncorporate Related Employer), the services provided as an employee are not taken into account in determining whether the Participant has experienced a Separation from Service as a Director for purposes of a nonqualified deferred compensation plan in which the Participant participates as a Director that is not aggregated under Code Section 409A with any plan in which the Participant participates as an employee.

All determinations of whether a Separation from Service has occurred will be made in a manner consistent with Code Section 409A and the final regulations thereunder.

2.24.	Unforeseeable Emergency

“Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code section 152(b)(1), (b)(2) and (d)(1)(B); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.25.	Valuation Date

“Valuation Date” means each business day of the Plan Year that the New York Stock Exchange is open.

2.26.	Years of Service

“Years of Service” means each one year period for which the Participant receives service credit in accordance with the provisions of Section 7.01(d) of the Adoption Agreement.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 2-4

Article 3 - Participation

3.1.	Participation

The Participants in the Plan shall be those employees of the Employer who satisfy the requirements of Section 2.01 of the Adoption Agreement.

3.2.	Termination of Participation

The Administrator may terminate a Participant’s participation in the Plan in a manner consistent with Code Section 409A. If the Employer terminates a Participant’s participation before the Participant experiences a Separation from Service, the Participant’s vested Accounts shall be paid in accordance with the provisions of Article 9.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 3-1

Article 4 - Participant Elections

4.1.	Deferral Election

If permitted by the Plan Sponsor in accordance with Section 4.01 of the Adoption Agreement, each Eligible Employee may elect to defer his Compensation within the meaning of Section 3.01 of the Adoption Agreement by executing in writing or electronically, a deferral election in accordance with rules and procedures established by the Administrator and the provisions of this Article 4.

A new deferral election must be timely executed for each Plan Year during which the Eligible Employee desires to defer Compensation. An Eligible Employee who does not timely execute a deferral election shall be deemed to have elected zero deferrals of Compensation for such Plan Year.

A deferral election may be changed or revoked during the period specified by the Administrator. Except as provided in Section 9.3, a deferral election becomes irrevocable at the close of the specified period.

4.2.	Amount of Deferral

An Eligible Employee may elect to defer Compensation in any amount permitted by Section 4.01(a) of the Adoption Agreement.

4.3.	Timing of Election to Defer

Each Eligible Employee who desires to defer Compensation otherwise payable during a Plan Year must execute a deferral election within the period preceding the Plan Year specified by the Administrator. Each Eligible Employee who desires to defer Compensation that is a Bonus must execute a deferral election within the period preceding the Plan Year during which the Bonus is earned that is specified by the Administrator, except that if the Bonus can be treated as performance based compensation as described in Code Section 409A(a)(4)(B)(iii), the deferral election may be executed within the period specified by the Administrator, which period, in no event, shall end after the date which is six months prior to the end of the period during which the Bonus is earned, provided the Participant has performed services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Participant executed the deferral election and provided further that the compensation has not yet become ‘readily ascertainable’ within the meaning of Treas. Reg. § 1.409A-2(a)(8). In addition, if the Compensation qualifies as ‘fiscal year compensation’ within the meaning of Treas. Reg. § 1.409A-2(a)(6), the deferral election may be made not later than the end of the Employer’s taxable year immediately preceding the first taxable year of the Employer in which any services are performed for which such Compensation is payable.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 4-1

Except as otherwise provided below, an employee who is classified or designated as an Eligible Employee during a Plan Year may elect to defer Compensation otherwise payable during the remainder of such Plan Year in accordance with the rules of this Section 4.3 by executing a deferral election within the thirty (30) day period beginning on the date the employee is classified or designated as an Eligible Employee if permitted by Section 4.01(b)(ii) of the Adoption Agreement. If Compensation is based on a specified performance period that begins before the Eligible Employee executes his deferral election, the election will be deemed to apply to the portion of such Compensation equal to the total amount of Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election becomes irrevocable and effective over the total number of days in the performance period. The rules of this paragraph shall not apply unless the Eligible Employee can be treated as initially eligible in accordance with Treas. Reg. § 1.409A-2(a)(7).

4.4.	Election of Payment Schedule and Form of Payment

All elections of a payment schedule and a form of payment will be made in accordance with rules and procedures established by the Administrator and the provisions of this Section 4.4.

(a)

If the Plan Sponsor has elected to permit annual distribution elections in accordance with Section 6.01(h) of the Adoption Agreement the following rules apply. At the time an Eligible Employee completes a deferral election, the Eligible Employee must elect a distribution event (which includes a specified time) and a form of payment for the Compensation subject to the deferral election from among the options the Plan Sponsor has made available for this purpose and which are specified in 6.01(b) of the Adoption Agreement. Prior to the time required by Treas. Reg. § 1.409A-2, the Eligible Employee shall elect a distribution event (which includes a specified time) and a form of payment for any Employer contributions that may be credited to the Participant’s Account during the Plan Year. If an Eligible Employee fails to elect a distribution event, he shall be deemed to have elected Separation from Service as the distribution event. If he fails to elect a form of payment, he shall be deemed to have elected a lump sum form of payment.

(b)

If the Plan Sponsor has elected not to permit annual distribution elections in accordance with Section 6.01(h) of the Adoption Agreement the following rules apply. At the time an Eligible Employee first completes a deferral election but in no event later than the time required by Treas. Reg. § 1.409A-2, the Eligible Employee must elect a distribution event (which includes a specified time) and a form of payment for amounts credited to his Account from among the options the Plan Sponsor has made available for this purpose and which are specified in Section 6.01(b) of the Adoption Agreement. If an Eligible Employee fails to elect a distribution event, he shall be deemed to have elected Separation from Service in the distribution event. If the fails to elect a form of payment, he shall be deemed to have elected a lump sum form of payment.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 4-2

Article 5 - Employer Contributions

5.1.	Matching Contributions

If elected by the Plan Sponsor in Section 5.01(a) of the Adoption Agreement, the Employer will credit the Participant’s Account with a matching contribution determined in accordance with the formula specified in Section 5.01(a) of the Adoption Agreement. The matching contribution will be treated as allocated to the Participant’s Account at the time specified in Section 5.01(a)(iii) of the Adoption Agreement.

5.2.	Other Contributions

If elected by the Plan Sponsor in Section 5.01(b) of the Adoption Agreement, the Employer will credit the Participant’s Account with a contribution determined in accordance with the formula or method specified in Section 5.01(b) of the Adoption Agreement. The contribution will be treated as allocated to the Participant’s Account at the time specified in Section 5.01(b)(iii) of the Adoption Agreement.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 5-1

Article 6 - Accounts and Credits

6.1.	Establishment of Account

For accounting and computational purposes only, the Administrator will establish and maintain an Account on behalf of each Participant which will reflect the credits made pursuant to Section 6.2, distributions or withdrawals, along with the earnings, expenses, gains and losses allocated thereto, attributable to the hypothetical investments made with the amounts in the Account as provided in Article 7. The Administrator may establish and maintain such other records and accounts, as it decides in its discretion to be reasonably required or appropriate to discharge its duties under the Plan.

6.2.	Credits to Account

A Participant’s Account will be credited for each Plan Year with the amount of his elective deferrals under Section 4.1 at the time the amount subject to the deferral election would otherwise have been payable to the Participant and the amount of Employer contributions, if any, treated as allocated on his behalf under Article 5.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 6-1

Article 7 - Investment of Contributions

7.1.	Investment Options

The amount credited to each Account shall be treated as invested in the investment options designated for this purpose by the Administrator.

7.2.	Adjustment of Accounts

The amount credited to each Account shall be adjusted for hypothetical investment earnings, expenses, gains or losses in an amount equal to the earnings, expenses, gains or losses attributable to the investment options selected by the party designated in Section 9.01 of the Adoption Agreement from among the investment options provided in Section 7.1. If permitted by Section 9.01 of the Adoption Agreement, a Participant (or the Participant’s Beneficiary after the death of the Participant) may, in accordance with rules and procedures established by the Administrator, select the investments from among the options provided in Section 7.1 to be used for the purpose of calculating future hypothetical investment adjustments to the Account or to future credits to the Account under Section 6.2 effective as of the Valuation Date coincident with or next following notice to the Administrator. Each Account shall be adjusted as of each Valuation Date to reflect: (a) the hypothetical earnings, expenses, gains and losses described above; (b) amounts credited pursuant to Section 6.2; and (c) distributions or withdrawals. In addition, each Account may be adjusted for its allocable share of the hypothetical costs and expenses associated with the maintenance of the hypothetical investments provided in Section 7.1.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 7-1

Article 8 - Right to Benefits

8.1.	Vesting

A Participant, at all times, has a 100% nonforfeitable interest in the amounts credited to his Account attributable to his elective deferrals made in accordance with Section 4.1.

A Participant’s right to the amounts credited to his Account attributable to Employer contributions made in accordance with Article 5 shall be determined in accordance with the relevant schedule and provisions in Section 7.01 of the Adoption Agreement. Upon a Separation from Service and after application of the provisions of Section 7.01 of the Adoption Agreement, the Participant shall forfeit the nonvested portion of his Account.

8.2.	Death

The Plan Sponsor may elect to accelerate vesting upon the death of the Participant in accordance with Section 7.01(c) of the Adoption Agreement and/or to accelerate distributions upon death in accordance with Section 6.01(b) or Section 6.01(d) of the Adoption Agreement. If the Plan Sponsor does not elect to accelerate distributions upon death in accordance with Section 6.01(b) or Section 6.01(d) of the Adoption Agreement, the vested amount credited to the Participant’s Account will be paid in accordance with the provisions of Article 9.

A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries in accordance with rules and procedures established by the Administrator. Whenever a Participant designates a new Beneficiary, all former Beneficiary designations by such Participant shall be revoked automatically. If a Participant and the Participant’s spouse divorce, any designations of the spouse as Beneficiary shall become null and void. The former spouse shall be treated as the Beneficiary under the Plan only if after the divorce is final, the Participant expressly re-designates the former spouse as the Participant’s Beneficiary.

A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant’s vested Account, such amount will be paid to his estate (such estate shall be deemed to be the Beneficiary for purposes of the Plan) in accordance with the provisions of Article 9.

8.3.	Disability

If the Plan Sponsor has elected to accelerate vesting upon the occurrence of a Disability in accordance with Section 7.01(c) of the Adoption Agreement and/or to permit distributions upon Disability in accordance with Section 6.01(b) or Section 6.01(d) of the Adoption Agreement, the determination of whether a Participant has incurred a Disability shall be made by the Administrator in its sole discretion in a manner consistent with the requirements of Code Section 409A.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 8-1

Article 9 - Distribution of Benefits

9.1.	Amount of Benefits

The vested amount credited to a Participant’s Account as determined under Articles 6, 7 and 8 shall determine and constitute the basis for the value of benefits payable to the Participant under the Plan.

9.2.	Method and Timing of Distributions

Except as otherwise provided in this Article 9, distributions under the Plan shall be made in accordance with the elections made or deemed made by the Participant under Article 4. Subject to the provisions of Section 9.6 requiring a six month delay for certain distributions to Key Employees, distributions following a payment event shall commence at the time specified in Section 6.01(a) of the Adoption Agreement. If permitted by Section 6.01(g) of the Adoption Agreement, a Participant may elect, at least twelve months before a scheduled distribution event, to delay the payment date for a minimum period of sixty months from the originally scheduled date of payment, provided the election does not take effect for at least twelve months from the date on which the election is made. The distribution election change must be made in accordance with procedures and rules established by the Administrator. The Participant may, at the same time the date of payment is deferred, change the form of payment but such change in the form of payment may not effect an acceleration of payment in violation of Code Section 409A or the provisions of Treas. Reg. § 1.409A-2(b). For purposes of this Section 9.2, a series of installment payments is always treated as a single payment and not as a series of separate payments.

9.3.	Unforeseeable Emergency

A Participant may request a distribution due to an Unforeseeable Emergency if the Plan Sponsor has elected to permit Unforeseeable Emergency withdrawals under Section 8.01(a) of the Adoption Agreement. The request must be in writing and must be submitted to the Administrator along with evidence that the circumstances constitute an Unforeseeable Emergency. The Administrator has the discretion to require whatever evidence it deems necessary to determine whether a distribution is warranted, and may require the Participant to certify that the need cannot be met from other sources reasonably available to the Participant. Whether a Participant has incurred an Unforeseeable Emergency will be determined by the Administrator on the basis of the relevant facts and circumstances in its sole discretion, but, in no event, will an Unforeseeable Emergency be deemed to exist if the hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan. A distribution due to an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need and may include any amounts necessary to pay any federal, state, foreign or local income taxes and penalties reasonably anticipated to result from the distribution. The distribution will be made in the form of a single lump sum cash payment. If permitted by Section 8.01(b) of the Adoption Agreement, a Participant’s deferral elections for the remainder of the Plan Year will be cancelled upon a withdrawal due to an Unforeseeable Emergency. If the payment of all or any portion of the Participant’s vested Account is being delayed in accordance with Section 9.6 at the time he experiences an Unforeseeable Emergency, the amount being delayed shall not be subject to the provisions of this Section 9.3 until the expiration of the six month period of delay required by section 9.6.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 9-1

9.4.	Payment Election Overrides

If the Plan Sponsor has elected one or more payment election overrides in accordance with Section 6.01(d) of the Adoption Agreement, the following provisions apply. Upon the occurrence of the first event selected by the Plan Sponsor, the remaining vested amount credited to the Participant’s Account shall be paid in the form designated to the Participant or his Beneficiary regardless of whether the Participant had made different elections of time and/or form of payment or whether the Participant was receiving installment payments at the time of the event.

9.5.	Cashouts of Amounts Not Exceeding Stated Limit

If the vested amount credited to the Participant’s Account does not exceed the limit established for this purpose by the Plan Sponsor in Section 6.01(e) of the Adoption Agreement at the time he incurs a Separation from Service for any reason, the Employer shall distribute such amount to the Participant at the time specified in Section 6.01(a) of the Adoption Agreement in a single lump sum cash payment following such Separation from Service regardless of whether the Participant had made different elections of time or form of payment as to the vested amount credited to his Account or whether the Participant was receiving installments at the time of such termination. A Participant’s Account, for purposes of this Section 9.5, shall include any amounts described in Section 1.3.

9.6.	Change in Control

If the Plan Sponsor has elected to permit distributions upon a Change in Control, the following provisions shall apply. A distribution made upon a Change in Control will be made at the time specified in Section 6.01(a) of the Adoption Agreement in the form elected by the Participant in accordance with the procedures described in Article 4. Alternatively, if the Plan Sponsor has elected in accordance with Section 11.02 of the Adoption Agreement to require distributions upon a Change in Control, the Participant’s remaining vested Account shall be paid to the Participant or the Participant’s Beneficiary at the time specified in Section 6.01(a) of the Adoption Agreement as a single lump sum payment. A Change in Control, for purposes of the Plan, shall be as defined in the Martin Marietta Amended and Restated Stock-Based Award Plan, but only to the extent it qualifies as a change in the ownership of effective control of the Plan Sponsor or in the ownership of a substantial portion of the assets of the Plan Sponsor for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended. All distributions made in accordance with this Section 9.7 are subject to the provisions of Section 9.6.

If a Participant continues to make deferrals in accordance with Article 4 after he has received a distribution due to a Change in Control, the residual amount payable to the Participant shall be paid at the time and in the form specified in the elections he makes in accordance with Article 4 or upon his death or Disability as provided in Article 8.

Whether a Change in Control has occurred will be determined by the Administrator in accordance with the rules and definitions set forth in this Section 9.7. A distribution to the Participant will be treated as occurring upon a Change in Control if the Plan Sponsor terminates the Plan in accordance with Section 10.2 and distributes the Participant’s benefits within twelve months of a Change in Control as provided in Section 10.3.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 9-2

9.7.	Permissible Delays in Payment

Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of Articles 8 and 9 in any of the following circumstances (as long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis):

(a)

The Employer may delay payment if it reasonably anticipates that its deduction with respect to such payment would be limited or eliminated by the application of Code Section 162(m). Payment must be made during the Participant’s first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year the deduction of such payment will not be barred by the application of Code Section 162(m) or during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Employer’s taxable year in which the Participant separates from service or the 15th day of the third month following the Participant’s Separation from Service. If a scheduled payment to a Participant is delayed in accordance with this Section 9.8(a), all scheduled payments to the Participant that could be delayed in accordance with this Section 9.8(a) will also be delayed.

(b)

The Employer may also delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws provided payment is made at the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation.

(c)

The Employer reserves the right to amend the Plan to provide for a delay in payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

9.8.	Permitted Acceleration of Payment

The Employer may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration would be permitted by the provisions of Treas. Reg. § 1.409A-3(j)(4), including the following events:

(a)

Domestic Relations Order. A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Code Section 414(p).

(b)

Compliance with Ethics Agreement and Legal Requirements. A payment may be accelerated as may be necessary to comply with ethics agreements with the Federal government or as may be reasonably necessary to avoid the violation of Federal, state, local or foreign ethics law or conflicts of laws, in accordance with the requirements of Code Section 409A.

(c)

De Minimis Amounts. A payment may be accelerated if (i) the amount of the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), (ii) at the time the payment is made the amount constitutes the Participant’s entire interest under the Plan and all other plans that are aggregated with the Plan under Treas. Reg. § 1.409A-1(c)(2).

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 9-3

(d)

FICA Tax. A payment may be accelerated to the extent required to pay the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) of the Code with respect to compensation deferred under the Plan (the “FICA Amount”). Additionally, a payment may be accelerated to pay the income tax on wages imposed under Code Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this subsection (d) may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount.

(e)

Section 409A Additional Tax. A payment may be accelerated if the Plan fails to meet the requirements of Code Section 409A; provided that such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(f)

Offset. A payment may be accelerated in the Employer’s discretion as satisfaction of a debt of the Participant to the Employer, where such debt is incurred in the ordinary course of the service relationship between the Participant and the Employer, the entire amount of the reduction in any of the Employer’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(g)	Other Events. A payment may be accelerated in the Administrator’s discretion in connection with such other events and conditions as permitted by Code Section 409A.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 9-4

Article 10 - Amendment and Termination

10.1.	Amendment by Plan Sponsor

The Plan Sponsor reserves the right to amend the Plan (for itself and each Employer) through action of its Board of Directors or any committee of the Board of Directors. No amendment can directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of his Account which had accrued and vested prior to the amendment.

10.2.	Plan Termination Following Change in Control or Corporate Dissolution

If so elected by the Plan Sponsor in 11.01 of the Adoption Agreement, the Plan Sponsor reserves the right to terminate the Plan and distribute all amounts credited to all Participant Accounts within the 30 days preceding or the twelve months following a Change in Control as determined in accordance with the rules set forth in Section 9.7. For this purpose, the Plan will be treated as terminated only if all agreements, methods, programs and other arrangements sponsored by the Related Employer immediately after the Change in Control which are treated as a single plan under Treas. Reg. § 1.409A-1(c)(2) are also terminated so that all Participants under the Plan and all similar arrangements are required to receive all amounts deferred under the terminated arrangements within twelve months of the date the Plan Sponsor irrevocably takes all necessary action to terminate the arrangements. In addition, the Plan Sponsor reserves the right to terminate the Plan within twelve months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U. S. C. Section 503(b)(1)(A) provided that amounts deferred under the Plan are included in the gross incomes of Participants in the latest of (a) the calendar year in which the termination and liquidation occurs, (b) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (c) the first calendar year in which payment is administratively practicable.

10.3.	Other Plan Terminations

The Plan Sponsor retains the discretion to terminate the Plan if (a) all arrangements sponsored by the Plan Sponsor that would be aggregated with any terminated arrangement under Code Section 409A and Treas. Reg. § 1.409A-1(c)(2) are terminated, (b) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve months of the termination of the arrangements, (c) all payments are made within twenty-four months of the date the Plan Sponsor takes all necessary action to irrevocably terminate and liquidate the arrangements, (d) the Plan Sponsor does not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A and the regulations thereunder at any time within the three year period following the date of termination of the arrangement, and (e) the termination does not occur proximate to a downturn in the financial health of the Plan Sponsor. The Plan Sponsor also reserves the right to amend the Plan to provide that termination of the Plan will occur under such conditions and events as may be prescribed by the Secretary of the Treasury in generally applicable guidance published in the Internal Revenue Bulletin.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 10-1

Article 11 - The Trust

11.1.	Establishment of Trust

The Plan Sponsor may but is not required to establish a trust to hold amounts which the Plan Sponsor may contribute from time to time to correspond to some or all amounts credited to Participants under Section 6.2. In the event that the Plan Sponsor wishes to establish a trust to provide a source of funds for the payment of Plan benefits, any such trust shall be constructed to constitute an unfunded arrangement that does not affect the status of the Plan as an unfunded plan for purposes of Title I of ERISA and the Code. If the Plan Sponsor elects to establish a trust in accordance with Section 10.01 of the Adoption Agreement, the provisions of Sections 11.2 and 11.3 shall become operative.

11.2.	Rabbi Trust

Any trust established by the Plan Sponsor shall be between the Plan Sponsor and a trustee pursuant to a separate written agreement under which assets are held, administered and managed, subject to the claims of the Plan Sponsor’s creditors in the event of the Plan Sponsor’s insolvency. The trust is intended to be treated as a rabbi trust in accordance with existing guidance of the Internal Revenue Service, and the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto. The Plan Sponsor must notify the trustee in the event of a bankruptcy or insolvency.

11.3.	Investment of Trust Funds

Any amounts contributed to the trust by the Plan Sponsor shall be invested by the trustee in accordance with the provisions of the trust and the instructions of the Administrator. Trust investments need not reflect the hypothetical investments selected by Participants under Section 7.1 for the purpose of adjusting Accounts and the earnings or investment results of the trust need not affect the hypothetical investment adjustments to Participant Accounts under the Plan.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 11-1

Article 12 - Plan Administration

12.1.	Powers and Responsibilities of the Administrator

The Administrator has the full power and the full responsibility to administer the Plan in all of its details; subject, however, to the applicable requirements of ERISA. The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a)	To make and enforce such rules and procedures as it deems necessary or proper for the efficient administration of the Plan;

(b)	To interpret the Plan, its interpretation thereof to be final, except as provided in Section 12.2, on all persons claiming benefits under the Plan;

(c)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)	To administer the claims and review procedures specified in Section 12.2;

(e)	To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(f)	To determine the person or persons to whom such benefits will be paid;

(g)	To authorize the payment of benefits;

(h)	To make corrections and recover the overpayment of any benefits;

(i)	To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

(j)	To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(k)	By written instrument, to allocate and delegate its responsibilities, including the formation of an Administrative Committee to administer the Plan.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 12-1

12.2.	Claims and Review Procedures

(a)

Claims Procedure. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the person’s right to bring a civil action following an adverse decision on review. If the claim involves a Disability, the denial must also include the standards that governed the decision, including the basis for disagreeing with any health care professionals, vocational professionals or the Social Security Administration as well as an explanation of the scientific or clinical judgement underlying the denial. Such notification will be given within 90 days (45 days in the case of a claim regarding Disability) after the claim is received by the Administrator. The Administrator may extend the period for providing the notification by 90 days (30 days in the case of a claim regarding Disability, which may be extended an additional 30 days) if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstance is given to such person within the initial 90 day period (45 day period in the case of a claim regarding Disability). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(b)

Review Procedure. Within 60 days (180 days in the case of a claim regarding Disability) after the date on which a person receives a written notification of denial of claim (or, if written notification is not provided, within 60 days (180 days in the case of a claim regarding Disability) of the date denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Administrator for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The notification will explain that the person is entitled to receive, upon request and free of charge, reasonable access to and copies of all pertinent documents and has the right to bring a civil action following an adverse decision on review. The decision on review will be made within 60 days (45 days in the case of a claim regarding Disability). The Administrator may extend the period for making the decision on review by 60 days (45 days in the case of a claim regarding Disability) if special circumstances require an extension of time for processing the request such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period (45 days in the case of a claim regarding Disability). If the decision on review is not made within such period, the claim will be considered denied.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 12-2

If the claim is regarding Disability, and the determination of Disability has not been made by the Social Security Administration, the Railroad Retirement Board, or under the Plan Sponsor’s long-term disability plan, the person may, upon written request and free of charge, also receive the identification of medical or vocational experts whose advice was obtained in connection with the denial of a claim regarding Disability, even if the advice was not relied upon.

Before issuing any decision with respect to a claim involving Disability, the Administrator will provide to the person, free of charge, the following information as soon as possible and sufficiently in advance of the date on which the response is required to be provided to the person to allow the person a reasonable opportunity to respond prior to the due date of the response:

(i)	Any new or additional evidence considered, relied upon, or generated by the Administrator or other person making the decision; and

(ii)	A new or addition rationale if the decision will be based on that rationale.

(c)

Exhaustion of Claims Procedures and Right to Bring Legal Claim. No action at law or equity shall be brought more than one year after the Administrator’s affirmation of a denial of a claim, or, if earlier, more than four years after the facts or events giving rising to the claimant’s allegation(s) or claim(s) first occurred.

12.3.	Plan Administrative Costs

All reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator in administering the Plan shall be paid by the Plan to the extent not paid by the Employer.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 12-3

Article 13 - Miscellaneous

13.1.	Unsecured General Creditor of the Employer

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under the Plan, any and all of the Employer’s assets shall be, and shall remain, the general, unpledged, unrestricted assets of the Employer. Each Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.2.	Employer’s Liability

Each Employer’s liability for the payment of benefits under the Plan shall be defined only by the Plan and by the deferral elections entered into between a Participant and the Employer. An Employer shall have no obligation or liability to a Participant under the Plan except as provided by the Plan and a deferral election or elections. An Employer shall have no liability to Participants employed by other Employers.

13.3.	Limitation of Rights

Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Employer, the Plan or the Administrator, except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.

13.4.	Anti-Assignment

Except as may be necessary to fulfill a domestic relations order within the meaning of Code Section 414(p), none of the benefits or rights of a Participant or any Beneficiary of a Participant shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant and his Beneficiary. Neither the Participant nor his Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he may expect to receive, contingently or otherwise, under the Plan, except the right to designate a Beneficiary to receive death benefits provided hereunder. Notwithstanding the preceding, the benefit payable from a Participant’s Account may be reduced, at the discretion of the Administrator, to satisfy any debt or liability to the Employer.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 13-1

13.5.	Facility of Payment

If the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Employer to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Employer, the Plan and the Administrator for the payment of benefits hereunder to such recipient.

13.6.	Notices

Any notice or other communication to the Employer or Administrator in connection with the Plan shall be deemed delivered in writing if addressed to the Plan Sponsor at the address specified in Section 1.03 of the Adoption Agreement and if either actually delivered at said address or, in the case or a letter, five business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified.

13.7.	Tax Withholding

If the Employer concludes that tax is owing with respect to any deferral or payment hereunder, the Employer shall withhold such amounts from any payments due the Participant or from amounts deferred, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation. Tax, for purposes of this Section 13.7 means any federal, state, local or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Participants under the Plan.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 13-2

13.8.	Indemnification

(a)

Each Indemnitee (as defined in Section 13.8(e)) shall be indemnified and held harmless by the Employer for all actions taken by him and for all failures to take action (regardless of the date of any such action or failure to take action), to the fullest extent permitted by the law of the jurisdiction in which the Employer is incorporated, against all expense, liability, and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding (as defined in subsection (e)). No indemnification pursuant to this Section shall be made, however, in any case where (1) the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness or (2) there is a settlement to which the Employer does not consent.

(b)

The right to indemnification provided in this Section shall include the right to have the expenses incurred by the Indemnitee in defending any Proceeding paid by the Employer in advance of the final disposition of the Proceeding, to the fullest extent permitted by the law of the jurisdiction in which the Employer is incorporated; provided that, if such law requires, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made only on delivery to the Employer of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section or otherwise.

(c)

Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be such and shall inure to the benefit of his heirs, executors, and administrators. The Employer agrees that the undertakings made in this Section shall be binding on its successors or assigns and shall survive the termination, amendment or restatement of the Plan.

(d)

The foregoing right to indemnification shall be in addition to such other rights as the Indemnitee may enjoy as a matter of law or by reason of insurance coverage of any kind and is in addition to and not in lieu of any rights to indemnification to which the Indemnitee may be entitled pursuant to the by-laws of the Employer.

(e)	For the purposes of this Section, the following definitions shall apply:

(i)

“Indemnitee” shall mean each person serving as an Administrator (or any other person who is an employee, Director, or officer of the Employer) who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding, by reason of the fact that he is or was performing administrative functions under the Plan.

(ii)

“Proceeding” shall mean any threatened, pending, or completed action, suit, or proceeding (including, without limitation, an action, suit, or proceeding by or in the right of the Employer), whether civil, criminal, administrative, investigative, or through arbitration.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 13-3

13.9.	Successors

The provisions of the Plan shall bind and inure to the benefit of the Plan Sponsor, the Employer and their successors and assigns and the Participant and the Participant’s designated Beneficiaries.

13.10.	Disclaimer

It is the Plan Sponsor’s intention that the Plan comply with the requirements of Code Section 409A. Neither the Plan Sponsor nor the Employer shall have any liability to any Participant should any provision of the Plan fail to satisfy the requirements of Code Section 409A.

13.11.	Governing Law

The Plan will be construed, administered and enforced according to the laws of the State specified by the Plan Sponsor in Section 12.01 of the Adoption Agreement.

Martin Marietta Nonqualified Deferred Cash Compensation Plan	Article 13-4